Exhibit 10.36
SYNOVUS FINANCIAL CORP.
Annual Base Salaries for Named Executive Officers
Approved December 18, 2007
     Upon the recommendation of the Compensation Committee, on December 18, 2007 the Board of Directors of Synovus Financial Corp. approved the following base salaries for its named executive officers, effective January 1, 2008.

Name	Position	Base Salary
Richard E. Anthony	Chairman of the Board and Chief Executive Officer	$928,200
Frederick L. Green, III	President and Chief Operating Officer	$562,100
Elizabeth R. James	Vice Chairman, Chief People Officer and Secretary	$431,000
Thomas J. Prescott	Executive Vice President and Chief Financial Officer	$387,000